Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 Nos. (333-86761, 333-88881, 333-08483, 333-08477, 333-81646) of Acceris Communications Inc. of our report dated April 14, 2004, except for note 3, which appears in the consolidated financial statements included in the Company’s Form 10-K Amendment No. 1 for the year then ended December 31, 2003 and is not presented herein, as to which the date is September 28, 2004, relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
San Diego, California
March 28, 2005